Exhibit 4.5

REGISTRATION RIGHTS AGREEMENT

By and Between

STRIDEBIO, INC.

AND

SAREPTA THERAPEUTICS, INC.

Dated as of November 13, 2019

TABLE OF CONTENTS

1.	Definitions		1

2.	Registration Rights		4

	2.1	Registration Statement	4
	2.2	Obligations of the Company	4
	2.3	Stand-down Period	6
	2.4	Furnish Information	6
	2.5	Expenses	6
	2.6	Indemnification	6
	2.7	SEC Reports	8
	2.8	Assignment of Registration Rights	8

3.	Termination and Effect of Termination		9

4.	Miscellaneous		9

	4.1	Governing Law; Submission to Jurisdiction	9
	4.2	Waiver	9
	4.3	Notices	9
	4.4	Entire Agreement	10
	4.5	Amendments	10
	4.6	Headings; Nouns and Pronouns; Section References	10
	4.7	Severability	10
	4.8	Assignment	10
	4.9	Successors and Assigns	10
	4.10	Counterparts	10
	4.11	Third Party Beneficiaries	10
	4.12	No Strict Construction	10
	4.13	Remedies	10
	4.14	No Conflicting Agreements	11
	4.15	No Publicity	11
	4.16	Limitation of Liability	11

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of November 13, 2019, by and among StrideBio, Inc., a Delaware corporation with its principal place of business at 5 Laboratory Drive, Suite 1200, Research Triangle Park, NC 27709 (“Investor”) and Sarepta Therapeutics, Inc. (the “Company”), a Delaware corporation with its principal place of business at 215 First Street, Suite 415, Cambridge, MA 02142.

WHEREAS, the Stock Purchase Agreement, dated as of November 13, 2019 by and between the Investor and the Company (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of a number of shares (such shares, the “Purchased Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares, and it is a condition to the closing under the Purchase Agreement that this Agreement be executed and delivered by the Investor and the Company; and

WHEREAS, simultaneously with the execution of the Purchase Agreement, the Investor and Sarepta International Holdings GmbH (“Sarepta International”), an Affiliate of the Company, entered into the Collaboration Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” means, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person; provided, that with respect to the Investor, the term “Affiliate” shall not include any employee benefit plan of the Investor. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

(b)    “Agreement” has the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

(c)    “Beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement will, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

(d)    “Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Boston, Massachusetts generally are authorized or required by law or other governmental actions to close.

(e)    “Collaboration Agreement” means the Collaboration and License Agreement, dated as of the date hereof, between Sarepta International and the Investor.

(f)    “Common Stock” has the meaning set forth in the Preamble to this Agreement.

(g)    “Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Common Stock.

(h)    “Company” has the meaning set forth in the Preamble to this Agreement.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(j)    “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(k)    “Holders” means (but, in each case, only for so long as such Person remains an Affiliate of the Investor) the Investor and any Permitted Transferee thereof, if any, in accordance with Section 2.8.

(l)    “Investor” has the meaning set forth in the Preamble to this Agreement.

(m)    “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(n)    “Permitted Transferee” means (i) a controlled Affiliate of the Investor that is wholly owned, directly or indirectly, by the Investor, or (ii) a controlling Affiliate of the Investor (or any controlled Affiliate of such controlling Affiliate) that wholly owns, directly or indirectly, the Investor; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which the Investor owns, or an Affiliate that owns, as applicable, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock of such Affiliate or the Investor, as applicable.

(o)    “Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(p)    “Prospectus” means the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

(q)    “Purchase Agreement” has the meaning set forth in the Preamble to this Agreement, and includes all exhibits attached thereto.

(r)    “Purchased Shares” has the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

(s)    “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(t)    “Registrable Securities” means (i) the Purchased Shares, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned, or (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

(u)    “Registration Expenses” means all expenses incurred by the Company in connection with any registration pursuant to Section 2.1, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, expenses of printing (i) certificates for any Registrable Securities in a form eligible for deposit with the Depository Trust Company or (ii) Prospectuses if the printing of Prospectuses is requested by Holders, messenger and delivery expenses, fees and disbursements of counsel for the Company and its independent certified public accountants, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other Persons retained by the Company. In addition, the Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Purchased Shares to be registered on each securities exchange, if any, on which equity securities issued by the Company are then listed or the quotation of such securities on any national securities exchange on which equity securities issued by the Company are then quoted.

(v)    “Registration Statement” means the registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

(w)    “SEC” means the United States Securities and Exchange Commission.

(x)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(y)    “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

(z)    “Third Party” means any Person (other than a Governmental Authority) other than the Investor, the Company or any of their respective Affiliates.

(aa)    “Violation” has the meaning set forth in Section 2.6.

2.    Registration Rights.

2.1    Registration Statement.

(a)    Filing of Automatically Effective Resale Registration Statement. Subject to Section 2.4, no later than the second business day following the date hereof, the Company shall file an automatically effective registration statement on Form S-3 covering the resale of all of the Registrable Securities. Subject to any SEC comments, such Registration Statement shall include a plan of distribution in the form attached hereto as Exhibit A. Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 4.3 to the Investor prior to its filing or submission. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Investor.

(b)    Effective Resale Registration. The Company shall use all reasonable efforts to cause the Registration Statement to remain effective until all of the Registrable Securities are eligible for sale without restriction by the Holders pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, which is expected to be six months from the date hereof, and in no event longer than 12 months from the date hereof (or, if earlier, such date on which all Registrable Securities covered by such Registration Statement have been sold or withdrawn) (the “Termination Date”). Each Holder shall, as soon as reasonably practicable, notify the Company when all Registrable Securities held by such Holder have been sold pursuant to the Registration Statement.

2.2    Obligations of the Company. In furtherance of its obligations under Section 2.1 to effect the registration of any Registrable Securities, the Company shall, as soon as reasonably practicable:

(a)    prepare and file with the SEC the Registration Statement as contemplated herein; provided that a reasonable time prior to filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, and any such Holder shall have the opportunity to comment on any information pertaining solely to such Holder, and the Company shall make the corrections reasonably requested by such Holder with respect to such information prior to filing any such Registration Statement or amendment;

(b)    prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement and any Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of time required by this Agreement, and cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for the period of time required by this Agreement; provided that a reasonable time prior to filing any such amendments and post effective amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, and any such Holder shall have the opportunity to comment on any information pertaining solely to such Holder and its plan of distribution that is contained therein and the Company shall make the corrections reasonably requested by such Holder with respect to such information prior to filing any such Registration Statement or amendment;

(c)    furnish to the Holders of Registrable Securities covered by such Registration Statement such numbers of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus or free writing prospectus) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them in accordance with the plan of distribution set forth in the Registration Statement;

(d)    notify the Holders of Registrable Securities covered by such Registration Statement, promptly after the Company shall receive notice thereof, of the time when such Registration Statement becomes or is declared effective or when any amendment or supplement or any Prospectus forming a part of such Registration Statement has been filed;

(e)    notify the Holders of Registrable Securities covered by such Registration Statement promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information and promptly deliver to such Holders copies of any comments received from the SEC;

(f)    notify the Holders promptly of any stop order suspending the effectiveness of such Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use all reasonable efforts to obtain the withdrawal of any such order or the termination of such proceedings;

(g)    use all reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such US jurisdictions as shall be reasonably requested by the Holders, use all reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period of time required by this Agreement, and notify the Holders of Registrable Securities covered by such Registration Statement of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(h)    promptly notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement or any offering memorandum or other offering document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare a supplement or amendment to such Prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading;

(i)    permit any Holder of Registrable Securities covered by such Registration Statement, which Holder in its reasonable judgment could reasonably be deemed to be an underwriter with respect to the offering of such Registrable Securities, or to be a controlling Person of the Company, to reasonably participate in the preparation of such Registration Statement and to require the insertion therein of information to the extent concerning such Holder, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(j)    use all reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this Section 2.2(j) with respect to such earning statements if it has satisfied the provisions of Rule 158; and

(k)    cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which equity securities issued by the Company are then listed.

2.3    Stand-down Period. Upon notice from the Company to each Holder of Registrable Securities covered by the Registration Statement of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the good faith judgment of the Company, makes it not in the best interest of the Company and its stockholders to allow continued availability of a Registration Statement or a Prospectus, such Holders shall not offer, sell, or otherwise transfer the Shares for a period specified by the Company in such notice (the “Stand-down Period”) provided however, that all Stand-down Periods will not, in the aggregate, exceed thirty (30) days per each six-month period. For avoidance of doubt, all Stand-down Periods will not, in the aggregate, exceed sixty (60) days in a 12-month period.

2.4    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities, which condition shall be satisfied by the delivery by the Investor of a selling stockholder questionnaire in the form attached hereto as Exhibit B.

2.5    Expenses. Except as specifically provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of Registrable Securities covered by a Registration Statement, pro rata on the basis of the number of Registrable Securities registered on their behalf in such Registration Statement

2.6    Indemnification.

(a)    The Company shall indemnify and hold harmless each Holder including Registrable Securities in any such Registration Statement and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities Law, or any rule or regulation promulgated under any state securities Law; provided however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it (A) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (B) is caused by such Holder’s disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any disposition of Registrable Securities hereunder or as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities of which such Holder has received written notice. The Company shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.6(a), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Company, which consent shall not be unreasonably withheld.

(b)    Each Holder including Registrable Securities in a registration statement shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any other Holder selling securities in such registration statement and any controlling Person of any such other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation: (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (ii) is caused by such Holder’s disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any disposition of Registrable Securities under this Agreement or as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities of which such Holder has received written notice. Each such Holder shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.6(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Holder, which consent shall not be unreasonably withheld.

(c)    Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)    In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provided for indemnification in such case, the Company and each Holder of Registrable Securities shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and such Holder, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 2.6(d) on the part of any Holder exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of willful misconduct or fraud by such Holder.

(e)    The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.7    SEC Reports. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration or pursuant to a registration on Form S-3, for so long as any Holder owns Purchased Shares, the Company agrees to:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and

(b)    furnish to any Holder, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC (exclusive of Rule 144A) which permits the selling of any Purchased Shares without registration or pursuant to Form S-3.

2.8    Assignment of Registration Rights. The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires at least 200,000 Registrable Securities (subject to adjustment in the event of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization) from such Holder; provided, however, (a) such Holder shall, within five (5) days prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned, (b) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement, (c) the Investor shall continue to be bound by all restrictions and obligations set forth in this Agreement and (d) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the Permitted Transferee is restricted under the Securities Act and other applicable securities Law.

3.    Termination and Effect of Termination. This Agreement shall terminate upon the Termination Date, except for the provisions of Sections 2.6 and 2.7, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 2.6 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

4.    Miscellaneous.

4.1    Governing Law; Submission to Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.

4.2    Waiver. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.3    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section  4.3.

4.4    Entire Agreement. This Agreement and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof or thereof existing among the parties are expressly canceled.

4.5    Amendments. Any term of this Agreement may be amended or terminated only with the written consent of the Company and the Investor.

4.6    Headings; Nouns and Pronouns; Section References. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

4.7    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.8    Assignment. Except for an assignment of this Agreement by the Investor to a Permitted Transferee, neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by the Investor; or (b) the prior written consent of the Investor in the case of an assignment by the Company.

4.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.11    Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than any Affiliate of the Investor. No Third Party with the exception of any Affiliate of the Investor shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

4.12    No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

4.13    Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

4.14    No Conflicting Agreements. The Investor hereby represents and warrants to the Company that neither it nor any of its Affiliates is, as of the date of this Agreement, a party to, and agrees that neither it nor any of its Affiliates shall, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement. The Company hereby represents and warrants to each Holder that it is not, as of the date of this Agreement, a party to, and agrees that it shall not, on or after the date of this Agreement, enter into any agreement or approve any amendment to its certificate of incorporation, bylaws or other organizational documents with respect to its securities that conflicts with the rights granted to the Holders in this Agreement. The Company further represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements.

4.15    No Publicity. The parties hereto agree that the provisions of Section 9.11.2 of the Collaboration Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by the Purchase Agreement and the Collaboration Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 9.11.2 of the Collaboration Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby and that for the purposes of this Section 4.15, references to Sarepta shall be read to apply to Sarepta Therapeutics, Inc.).

4.16    Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

STRIDEBIO, INC.

By:	/s/ Sapan Shah

Name:	Sapan Shah, Ph.D.

Title:	Chief Executive Officer

Address:	5 Laboratory Drive
Suite 1200
Research Triangle Park, NC 27709

SAREPTA THERAPEUTICS, INC.

By:	/s/ David Tyronne Howton, Jr.

Name: David Tyronne Howton, Jr.
Title: Executive Vice President, General Counsel and Corporate Secretary

Address:	215 First Street
Suite 415
Cambridge, MA 02142

Exhibit A

Plan of Distribution

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock, except that, if the shares of common stock are sold through broker-dealers or agents, the selling stockholders will be responsible for agent’s commissions, if applicable. Sales of our shares of common stock, if any, under this prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including by means of ordinary brokers’ transactions on the Nasdaq Global Market at market prices. Sales of our shares of common stock, if any, under this prospectus may not be made by any method pursuant to which additional disclosure under the Securities Act of 1933, as amended, is required by means of a prospectus supplement and not disclosed herein.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. The shares of common stock may be sold in one or more transactions at prevailing market prices at the time of the sale. These sale may be effected in transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this registration statement, the omission or alleged omission to state herein a material fact required to be stated herein, or necessary to make the statements herein not misleading or any violation or alleged violation by us of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under any state securities law. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.